Exhibit 23.3

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

PRA Health Sciences, Inc.

Raleigh, North Carolina

We hereby consent to the incorporation by reference in the Prospectus constituting a part of the PRA Health Sciences, Inc.’s (“the Company”) Registration Statement of our report dated May 16, 2013 relating to the consolidated financial statements of ClinStar, LLC, appearing in the Company’s Prospectus dated November 12, 2014.

/s/ BDO USA, LLP

San Jose, California

November 12, 2014